Exhibit 99.1

PLAYSTUDIOS to Become the First Publicly Listed Mobile Games Company Offering Players Real-World Rewards

•    One-of-a-kind playAWARDS Loyalty Platform drives growth in its existing portfolio of games, de-risks new game launches, and supports consolidation

•    Capitalized to act on strategically compelling acquisitions and growth opportunities

•    Institutional investors including funds and accounts managed by BlackRock, ClearBridge Investments, and Neuberger Berman Funds, together with MGM Resorts International, Commit to an Upsized $250 Million Common Equity PIPE

•    Transaction Values PLAYSTUDIOS at Approximately $1.1 Billion

•    PLAYSTUDIOS Founder & CEO Andrew Pascal to Continue Leading the Company

•    Investor Call Scheduled for Tuesday, February 2, 2021 at 8:30 AM EST

LAS VEGAS, Nevada / MANHATTAN BEACH, Calif., February 1, 2021 – PLAYSTUDIOS, Inc. (“PLAYSTUDIOS” or the “Company”), an award-winning developer of free-to-play casual games for mobile and social platforms that offer real-world rewards to loyal players, and Acies Acquisition Corp. (Nasdaq: ACAC) (“Acies”), a publicly-traded special purpose acquisition company, announced today that they have entered into a definitive merger agreement that will result in PLAYSTUDIOS becoming a publicly listed company. Upon the closing of the transaction, the combined company will be named PLAYSTUDIOS and remain listed on Nasdaq under the new ticker symbol “MYPS.”

PLAYSTUDIOS has developed a portfolio of beautifully designed, top-ranked games that have attracted a loyal following due, in part, to the company’s unmatched playAWARDS Loyalty Program. The program lets players earn real-world rewards from a curated collection of over 80 partners and 275 entertainment, retail, travel, leisure, and gaming brands. To date, the PLAYSTUDIOS community has used its in-app loyalty points to purchase over 10 million rewards with a retail value of nearly $500 million. The Company has been named a Top Developer by App Annie, the gaming industry’s leader in app analytics and aggregated app performance data.

Acies’ management team is led by Chairman Jim Murren, formerly Chairman and CEO of MGM Resorts International, and Co-Chief Executive Officers Dan Fetters and Edward King, formerly Managing Directors at Morgan Stanley. PLAYSTUDIOS is led by Founder, Chairman, and Chief Executive Officer Andrew Pascal, who will continue to lead the combined company along with his current founder-led management team. Mr. Pascal will remain a significant equity participant in the Company.

“From our inception, we set out to create wonderfully compelling games that were free-to-play and offered real-world rewards,” said Mr. Pascal. “We’ve now demonstrated the positive, long-term impact of this value proposition with our current portfolio of apps, and we’re poised to carry that success into new products and new game genres. Becoming a public company and securing the resources and support of key institutional investors will enable us to accelerate our growth as we launch new products, pursue new acquisition opportunities, and scale up our unique playAWARDS loyalty program.”

“Within today’s vast and growing games market, PLAYSTUDIOS is unique in offering their audience the opportunity to play for fun and earn for real. They know how to make engaging and enduring games, and stand apart in having harnessed the power of a robust and full-featured loyalty program,” said Mr. Murren, Chairman of Acies. “The focus is now to take PLAYSTUDIOS platform and super-charge its growth. We have abundant initiatives, including targeted, strategic acquisitions; an expansion of the rewards program into new categories such as sports entertainment; and the exploration of opening the playAWARDS platform under a loyalty-as-a-service model. We look forward to leveraging Acies’ M&A knowledge and broad relationships for the benefit of PLAYSTUDIOS and its shareholders.”

PLAYSTUDIOS Highlights

Proprietary playAWARDS Loyalty Program

•	One-of-a-kind loyalty program elevates key game performance metrics
o	Extends retention
o	Drives more frequent engagement
o	Drives increased monetization

Portfolio of Franchise Games

•	Collection of game brands with evergreen characteristics
•	Imminent expansion into casual and RPG game genres

Massive Market Opportunity

•	$152 billion+ estimated global gaming market (Statista, IBISWorld)

Global Network of Award Partners

•	4 continents, 17 countries, 84 brands, 275 partners
•	10+ million rewards purchased to-date, valued at nearly $500 million

Highly Attractive Financial Profile

•	Compelling key performance indicators across average revenue per daily user, player monetization, and daily payer growth
•	22% CAGR revenues 2017-2019A, projected 27% CAGR revenues 2020-2022E
•	46% CAGR Adjusted EBITDA 2017-2019A, projected 67% CAGR Adjusted EBITDA 2020-2022E

Key Transaction Terms

The transaction implies an enterprise valuation for PLAYSTUDIOS of $1.1 billion, or 2.5x projected 2022 revenue of $435 million or 12.3x projected 2022 pro forma Adjusted EBITDA of $90 million. Consideration to PLAYSTUDIOS will comprise at least 89.1 million shares of ACAC common stock and up to $150 million in cash. In addition, funds and accounts managed by BlackRock, ClearBridge Investments, Neuberger Berman Funds, and MGM Resorts International are leading participants in the $250 million PIPE, at a price of $10.00 per share of common stock of Acies immediately prior to the closing of the transaction.

After giving effect to the transaction, the company is expected to have approximately $290 million of cash and a public equity currency to accelerate PLAYSTUDIOS’ growth initiatives, which include substantially expanding product development and acquisitions of other gaming and related companies. Upon the closing of the transaction, and assuming none of Acies public stockholders elect to redeem their shares, existing PLAYSTUDIOS shareholders are expected to own 64% of the combined company, the Acies sponsors are expected to own 3% of the combined company, PIPE participants are expected to own 18% of the combined company, and public stockholders are expected to own 15% of the combined company.

The boards of directors of each of Acies and PLAYSTUDIOS have approved the transaction. The transaction will require the approval of the stockholders of Acies, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close during the second quarter of 2021.

Advisors

J.P. Morgan and LionTree Advisors are acting as financial advisors to PLAYSTUDIOS and Davis Polk is acting as legal advisor to the company. Morgan Stanley is acting as capital markets advisor to Acies Acquisition Corp., and Latham & Watkins LLP is acting as legal advisor to Acies. J.P. Morgan, LionTree Advisors, Morgan Stanley, and Oppenheimer & Co. are acting as placement agents for the PIPE.

Conference Call and Webcast Information

Investors may listen to a pre-recorded call discussing the proposed business combination on February 2, 2021 at 8:30 am EST. The call may be accessed by dialing 1 (877) 407-3982 for domestic callers or 1 (201) 493-6780 for international callers. Once connected with the operator, please ask to join the “PLAYSTUDIOS and Acies Acquisition Corp. Business Combination Announcement Conference Call.”

A replay of the call will also be available at 11:30 am EST to 11:59 pm EST on February 16, 2021. To access the replay, the domestic toll-free access number is 1 (844) 512-2921 and participants should provide the conference ID of “13716108”.

Please visit the Investor Info section of PLAYSTUDIOS’ website https://playstudios.com to access the webcast.

About PLAYSTUDIOS

PLAYSTUDIOS is the developer and operator of award-winning free-to-play casual games for mobile and social platforms. Its collection of original and published titles is powered by the company’s groundbreaking playAWARDS loyalty marketing platform, which enables players to earn real-world rewards from a portfolio of global entertainment, retail, technology, travel, leisure, and gaming brands across 15 countries and four continents. Founded by a team of veteran hospitality, technology, and gaming entrepreneurs, PLAYSTUDIOS brings together the best of mobile gaming with an innovative loyalty platform in order to provide its players with an unequaled entertainment experience and its partners with actionable business insights. To learn more about PLAYSTUDIOS, visit playstudios.com

About Acies Acquisition Corp.

Acies Acquisition Corp. is a newly organized blank check company, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company was established in October 2020 to focus on identifying a business combination target within the live, location-based and mobile experiential entertainment industries. To learn more about Acies, visit https://aciesacq.com

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's and Acies’ actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company's and Acies expectations with respect to future performance and anticipated financial impacts of the proposed business combination, the satisfaction of the closing conditions to the proposed transaction,the timing of the completion of the proposed transaction, future financial condition and performance of PLAYSTUDIOS and expected financial impacts of the transaction (including future revenue, adjusted EBITDA, pro forma equity value and cash balance), the PIPE transaction, the level of redemptions of Acies’ public stockholders and the products and markets and expected future performance and market opportunities of PLAYSTUDIOS. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company's and Acies’ control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Acies’ securities; (2) the risk that the transaction may not be completed by Acies’ business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Acies (3) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the merger agreement by the stockholders of Acies, the satisfaction of the minimum trust account amount following any redemptions by Acies’ public stockholders and the receipt of certain governmental and regulatory approvals; (4) the lack of a third party valuation in determining whether or not to pursue the proposed transaction; (5) the inability to complete the PIPE transaction; (6) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results, and business generally; (7) the ability to maintain the listing of Acies’ securities on a national securities exchange; (8) changes in the competitive and regulated industries in which the Company operates, variations in operating performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the combined capital structure; (9) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; (10) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder; or (11) other risks and uncertainties indicated from time to time in the registration statement containing the proxy statement/prospectus discussed below relating to the proposed business combination, including those under "Risk Factors" therein, and in Acies’ or the Company's other filings with the SEC. The foregoing list of factors is not exclusive, and readers should also refer to those risks that will be included under the header “Risk Factors” in the registration statement on Form S-4 to be filed by Acies with the SEC and those included under the header “Risk Factors” in the final prospectus of Acies related to its initial public offering. Readers are cautioned not to place undue reliance upon any forward-looking statements in this press release, which speak only as of the date made. Acies and the Company do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements in this press release to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information

In connection with the proposed business combination, Acies intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which will include a proxy statement/prospectus, that will be both the proxy statement to be distributed to holders of Acies’ common stock in connection with its solicitation of proxies for the vote by Acies’ stockholders with respect to the proposed business combination and other matters as may be described in the registration statement, as well as the prospectus relating to the offer and sale of the securities to be issued in the business combination. After the registration statement is declared effective, Acies will mail a definitive proxy statement/prospectus and other relevant documents to its stockholders. This document does not contain all the information that should be considered concerning the proposed business combination and is not intended to form the basis of any investment decision or any other decision in respect of the business combination. Acies’ stockholders, the Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus included in the registration statement and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the proposed business combination, as these materials will contain important information about the Company, Acies and the business combination. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination will be mailed to stockholders of Acies as of a record date to be established for voting on the proposed business combination. Acies’ stockholders and the Company’s stockholders will also be able to obtain copies of the proxy statement / prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Acies Acquisition Corp., 1219 Morningside Drive, Suite 110, Manhattan Beach, CA 90266.

Participants in the Solicitation

Acies and PLAYSTUDIOS and their respective directors and officers may be deemed participants in the solicitation of proxies of Acies’ stockholders in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Investor Relations

Jacques Cornet

IR@playstudios.com

Media Relations

Doug Donsky / Amy Rossetti

media@playstudios.com

Acies Acquisition Corp.

info@aciesacq.com